Exhibit 99.1

Spero Therapeutics Provides Tebipenem HBr Program Update Following Type A Meeting with the U.S. Food and Drug Administration

Alignment with the FDA on a regulatory path forward for the continued development of tebipenem Hbr

FDA feedback indicates positive results from a single additional Phase 3 clinical trial in patients with complicated urinary tract infection (cUTI), with supportive confirmatory evidence of efficacy could support approval of tebipenem HBr

Spero plans to advance tebipenem HBr’s clinical development and potential commercialization through external partnership

CAMBRIDGE, Mass., September 06, 2022 — Spero Therapeutics, Inc. (Nasdaq: SPRO) today provided an update on its tebipenem HBr program following the receipt of minutes from a recent Type A meeting with the U.S. Food and Drug Administration (FDA), discussing steps required for resubmission of the New Drug Application (NDA) for tebipenem HBr for the treatment of complicated urinary tract infection (cUTI), including pyelonephritis.

During the Type A meeting, the FDA indicated that positive results from a single additional Phase 3 clinical trial supported by confirmatory nonclinical evidence of efficacy could be sufficient to support the approval of tebipenem HBr for the treatment of cUTI, including pyelonephritis for a limited use indication. Spero and the FDA also achieved alignment on key components of the proposed pivotal Phase 3 trial design which may be the subject of a Special Protocol Assessment (SPA) request, to be confirmed once the clinical protocol is finalized.

“We are pleased to have found common ground with the FDA on the regulatory path forward for tebipenem HBr,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “With this clarity, we are better positioned to advance the program as we work to establish and nurture external partnerships for further development. The pivotal Phase 3 trial is supported by an extensive clinical and nonclinical data package demonstrating the potential of tebipenem HBr to provide cUTI patients with an oral alternative to intravenous therapy; an option that we believe solidifies tebipenem HBr as a significant source of potential value that complements our lead SPR720, and partnership directed SPR206 programs.”

As previously reported, Spero received a Complete Response Letter (CRL) from the FDA in June 2022 for a prior NDA seeking approval for tebipenem HBr for the treatment of adult patients with certain bacterial microorganisms that cause cUTI, including pyelonephritis. In the CRL, the FDA concluded that data from Spero’s prior Phase 3 cUTI clinical trial, ADAPT-PO, were insufficient to support approval during the prior review cycle. Spero plans to advance tebipenem HBr’s clinical development and potential commercialization through external partnership, and if approved, tebipenem HBr would be the first oral carbapenem antibiotic to receive marketing approval in the United States.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Office of the Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

About Spero Therapeutics

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing novel treatments for bacterial infections, including multi-drug resistant bacterial infections and rare diseases.

•	Spero Therapeutics is developing SPR720 as a novel oral therapy candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

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Spero Therapeutics also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is in development to treat multi-drug resistant Gram-negative infections in the hospital setting.

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Tebipenem HBr is an investigational drug in the United States being developed for the treatment of cUTI, including pyelonephritis, caused by certain microorganisms, in adult patients who have limited treatment options; tebipenem HBr is not FDA-approved.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the potential regulatory path forward for tebipenem HBr and the potential approval of tebipenem HBr by the FDA and the timing thereof; the potential value of tebipenem HBr; the potential for a partnership of the tebipenem HBr franchise; the future development and commercialization of SPR720, SPR206, and tebipenem HBr; the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs; and management’s assessment of the results of such preclinical studies and clinical trials. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would add costs for Spero, delay approval and/or reduce the commercial prospects of tebipenem HBr; whether any third parties would be interested in partnering with Spero to pursue continued efforts to obtain FDA approval of tebipenem HBr, or acquiring rights to the tebipenem HBr program from Spero through a partnership arrangement; the COVID-19 pandemic; Spero’s need for additional funding; the risk that Spero may not be able to address the FDA’s concerns with respect to tebipenem HBr; the lengthy, expensive, and uncertain process of clinical drug development for SPR720 and SPR206; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials;

Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Strategic Finance

TJenkins@sperotherapeutics.com

(617) 798-4039

Media Inquiries: media@sperotherapeutics.com